Exhibit 99

HMN Financial, Inc. Announces Second Quarter Results

ROCHESTER, Minn.--(BUSINESS WIRE)--July 21, 2011--HMN Financial, Inc. (NASDAQ:HMNF):

Second Quarter Summary

• Net loss of $2.3 million, an improvement of $5.5 million, compared to net loss of $7.8 million in second quarter of 2010

• Diluted loss per common share of $0.72 compared to diluted loss per common share of $2.20 in second quarter of 2010

• Provision for loan losses down $0.9 million from second quarter of 2010

• Net interest margin of 3.48%, up 11 basis points from second quarter of 2010

• Nonperforming assets of $65.0 million, down $5.6 million, or 7.9%, from March 31, 2011

• Income tax expense down $7.0 million from second quarter of 2010 due to full valuation allowance on deferred tax assets established in second quarter of 2010

Year to Date Summary

• Net loss of $1.9 million, an improvement of $7.8 million, compared to net loss of $9.7 million in first six months of 2010

• Diluted loss per common share of $0.73 compared to diluted loss per common share of $2.82 in first six months of 2010

• Provision for loan losses down $5.5 million from first six months of 2010

• Net interest margin of 3.55%, up 21 basis points from first six months of 2010

• Nonperforming assets of $65.0 million, down $19.5 million, or 23.1%, from December 31, 2010

• Income tax expense down $5.7 million from first six months of 2010 due to full valuation allowance on deferred tax assets established in second quarter of 2010

	Three months ended		Six months ended
Loss Summary (unaudited)	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2011	2010	2011	2010
Net loss	$(2,291)	(7,832)	$(1,874)	(9,679)
Net loss available to common stockholders	(2,748)	(8,280)	(2,780)	(10,567)
Diluted loss per common share	(0.72)	(2.20)	(0.73)	(2.82)
Loss on average assets	(1.08)%	(3.12)%	(0.44)%	(1.92)%
Loss on average equity	(13.27)%	(32.14)%	(5.42)%	(19.75)%
Book value per common share	$9.81	$15.27	$9.81	$15.27

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $807 million holding company for Home Federal Savings Bank (the Bank), today reported a net loss of $2.3 million for the second quarter of 2011, an improvement of $5.5 million, or 70.7%, compared to a net loss of $7.8 million for the second quarter of 2010. Net loss available to common shareholders was $2.7 million for the second quarter of 2011, an improvement of $5.6 million, or 66.8%, from the net loss available to common shareholders of $8.3 million for the second quarter of 2010. Diluted loss per common share for the second quarter of 2011 was $0.72, a decreased loss of $1.48, or 67.3%, from the diluted loss per common share of $2.20 for the second quarter of 2010. The decrease in the net loss for the quarter was primarily due to a $7.0 million decrease in the provision for income taxes between the periods due primarily to a deferred tax asset valuation reserve that was established during the second quarter of 2010. The decrease in the net loss was also due to a $0.9 million decrease in the loan loss provision between the periods. These decreases in expense were partially offset by a $1.0 million decrease in net interest income due primarily to the decrease in interest earning assets between the periods and a $1.2 million increase in expenses related to other real estate owned.

President’s Statement

"Our core business remains sound and we are encouraged by the declining trend in our non-performing assets,” said Bradley Krehbiel, President of HMN. “We will continue to focus our efforts on reducing our non-performing assets and loan concentrations, improving our liquidity and capital positions, increasing our core deposit relationships and reducing expenses to reflect the decrease in our interest earning assets. We believe that, over time, our focus on these areas will be effective in generating improved financial results.”

Second Quarter Results

Net Interest Income

Net interest income was $7.0 million for the second quarter of 2011, a decrease of $1.0 million, or 12.4%, compared to $8.0 million for the second quarter of 2010. Interest income was $10.0 million for the second quarter of 2011, a decrease of $2.6 million, or 20.1%, from $12.6 million for the same period in 2010. Interest income decreased between the periods primarily because of a $147 million decrease in the average interest-earning assets and also because of a decrease in average yields between the periods. Average interest earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 5.00% for the second quarter of 2011, a decrease of 29 basis points from the 5.29% average yield for the second quarter of 2010 due to the continued low interest rate environment that existed during the second quarter of 2011.

Interest expense was $3.0 million for the second quarter of 2011, a decrease of $1.6 million, or 33.5%, compared to $4.6 million for the second quarter of 2010. Interest expense decreased primarily because of the $130 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding borrowings and brokered certificates of deposits between the periods. The decrease in borrowings and brokered deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered certificates of deposits. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the low interest rate environment that continued to exist during the second quarter of 2011. The average interest rate paid on interest-bearing liabilities was 1.58% for the second quarter of 2011, a decrease of 45 basis points from the 2.03% average interest rate paid in the second quarter of 2010. Net interest margin (net interest income divided by average interest earning assets) for the second quarter of 2011 was 3.48%, an increase of 11 basis points, compared to 3.37% for the second quarter of 2010.

Provision for Loan Losses

The provision for loan losses was $3.5 million for the second quarter of 2011, a decrease of $0.9 million, or 20.6%, from $4.4 million for the second quarter of 2010. The decrease in the loan loss provision was primarily the result of stabilizing values of the real estate collateral supporting commercial real estate loans classified as non-performing, which resulted in fewer write downs in the second quarter of 2011 compared to the same period in 2010. Total non-performing assets were $65.0 million at June 30, 2011, a decrease of $5.6 million, or 7.9%, from $70.6 million at March 31, 2011. Non-performing loans decreased $6.0 million and foreclosed and repossessed assets increased $0.4 million during the second quarter of 2011. The non-performing loan and foreclosed and repossessed asset activity for the quarter was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
March 31, 2011	$49,082	March 31, 2011	$21,483
Classified as non-performing	9,168	Transferred from non-performing loans	2,000
Charge offs	(10,932)	Other foreclosures/repossessions	27
Principal payments received	(1,207)	Real estate sold	(1,417)
Classified as accruing	(1,025)	Net loss on sale of assets	(87)
Transferred to real estate owned	(2,000)	Write downs	(135)
June 30, 2011	$43,086	June 30, 2011	$21,871

The decrease in non-performing loans during the quarter relates primarily to loans that were charged off during the period. Of the $10.9 million in charge offs recorded during the second quarter of 2011, $6.2 million related to two bank stock loans, $2.7 million was on an alternative fuel plant and $1.9 million related to two development loans. The largest remaining non-performing loan at June 30, 2011 was for $3.7 million and is secured by a residential development located in the Bank’s primary market.

A reconciliation of the Company’s allowance for loan losses for the quarters ended June 30, 2011 and 2010 is summarized as follows:

(Dollars in thousands)	2011	2010
Balance at March 31,	$34,953	$29,284
Provision	3,463	4,360
Charge offs:
One-to-four family	(16)	(117)
Consumer	(34)	(84)
Commercial business	(6,249)	(4,681)
Commercial real estate	(4,633)	(2,818)
Recoveries	280	83
Balance at June 30,	$27,764	$26,027

General allowance	15,644	11,104
Specific allowance	12,120	14,923
	$27,764	$26,027

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

	June 30,	March 31,	December 31,
(Dollars in thousands)	2011	2011	2010
Non-Accruing Loans:
One-to-four family real estate	$2,039	$3,399	$4,844
Commercial real estate	25,194	21,609	36,737
Consumer	555	245	224
Commercial business	15,298	23,829	26,269
Total	43,086	49,082	68,074

Other assets
Foreclosed and Repossessed Assets:
One-to-four family real estate	2,468	1,640	972
Consumer	3	14	14
Commercial real estate	19,400	19,829	15,409
Total non-performing assets	$64,957	$70,565	$84,469
Total as a percentage of total assets	8.05%	8.03%	9.59%
Total non-performing loans	$43,086	$49,082	$68,074
Total as a percentage of total loans receivable, net	7.16%	7.74%	10.25%
Allowance for loan loss to non-performing loans	64.44%	71.21%	62.91%

Delinquency Data:
Delinquencies (1)
30+ days	$8,861	$4,940	$4,021
90+ days	0	178	754
Delinquencies as a percentage of loan and lease portfolio (1)
30+ days	1.43%	0.76%	0.59%
90+ days	0.00%	0.03%	0.11%

(1) Excludes non-accrual loans.

The following table summarizes the number and types of commercial real estate loans (the largest category of non-performing loans) that were non-performing as of the end of the three most recently completed quarters.

		Principal		Principal		Principal
(Dollars in thousands)		Amount of		Amount of		Amount of
		Loans		Loans		Loans
Property Type	#	June 30,	#	March 31,	#	December 31,
		2011		2011		2010
Developments/land	6	$ 17,946	4	$ 10,732	9	$ 23,661
Single family homes	0	0	2	296	3	2,673
Alternative fuel plants	1	2,266	1	4,994	1	4,994
Shopping centers/retail	3	1,378	2	1,036	3	1,099
Restaurants/bar	1	654	1	614	1	635
Office building	1	2,950	2	3,937	1	3,675
	12	$ 25,194	12	$ 21,609	18	$ 36,737

The Company had specific reserves established against the above commercial real estate loans of $5.7 million, $6.9 million and $13.3 million at June 30, 2011, March 31, 2011 and December 31, 2010, respectively. The increase in the non-performing commercial real estate loans from March 31, 2011 is due primarily to two residential development loans totaling $3.7 million and a $4.3 million land loan that were classified as non-performing during the quarter, that were partially offset by charge offs recorded in the second quarter of 2011.

The following table summarizes the number of lending relationships and industry of commercial business loans that were non-performing as of the end of the three most recently completed quarters.

		Principal		Principal		Principal
(Dollars in thousands)		Amount of		Amount of		Amount of
		Loans		Loans		Loans
Industry Type	#	June 30,	#	March 31,	#	December 31,
		2011		2011		2010
Construction/development/land	4	$ 4,768	5	$ 6,205	6	$ 9,148
Finance	1	181	1	244	1	248
Retail	4	3,061	3	3,129	1	2,504
Banking	2	1,974	2	8,223	2	8,223
Entertainment	1	239	1	309	1	315
Utilities	1	4,583	1	4,598	1	4,614
Restaurant	2	492	3	1,121	4	1,217
	15	$ 15,298	16	$ 23,829	16	$ 26,269

The Company had specific reserves established against the above commercial business loans of $3.5 million, $9.3 million and $10.7 million at June 30, 2011, March 31, 2011 and December 31, 2010, respectively. The decrease in non-performing commercial business loans from March 31, 2011 is primarily related to the charge off of $6.2 million in non-performing commercial business loans against previously established reserves.

Non-Interest Income and Expense

Non-interest income was $1.6 million for the second quarter of 2011, a decrease of $0.2 million, or 10.8%, from $1.8 million for the same period in 2010. Gains on sales of loans decreased $166,000 between the periods as a result of decreased single family loan originations. Loan servicing fees decreased $24,000 between the periods primarily because of a decrease in the number of commercial loans that are being serviced for others.

Non-interest expense was $7.5 million for the second quarter of 2011, an increase of $1.2 million, or 18.4%, from $6.3 million for the same period of 2010. Other non-interest expense increased $1.2 million primarily because of increased real estate taxes and legal fees related to other real estate owned and $110,000 because of an increase in the losses recognized on the sale of real estate owned between the periods. Compensation and benefits increased $101,000 between the periods primarily because of increased personnel in the commercial loan recovery area. Occupancy expense decreased $119,000 between the periods primarily because of a decrease in depreciation expense. Deposit insurance costs decreased $112,000 primarily because of a decrease in brokered deposits between the periods.

The effect of income taxes changed $7.0 million between the periods, from an expense of $6.9 million in the second quarter of 2010 to a benefit of $0.1 million in the second quarter of 2011. In the second quarter of 2010, income taxes were increased $8.5 million as a result of recording a deferred tax asset valuation reserve, which was partially offset by a $1.2 million tax benefit recorded as a result of a favorable Minnesota Supreme Court tax ruling during that quarter. The Company continues to maintain a valuation reserve against the entire deferred tax asset balance at June 30, 2011. Since the valuation reserve is established against the entire deferred tax asset balance, the only amount included as income tax benefit for the second quarter of 2011 relates to the reversal of taxes on the change in the fair market value of the available for sale investment portfolio that was recorded in the first quarter of 2011.

Net Loss Available to Common Shareholders

The net loss available to common shareholders was $2.7 million for the second quarter of 2011, a decreased loss of $5.6 million from the $8.3 million net loss available to common shareholders in the second quarter of 2010. The net loss available to common shareholders decreased primarily because of the change in the net loss between the periods. The Company deferred the February 15, 2011 and May 15, 2011 cash dividend payments on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income (loss) available to common shareholders for financial statement purposes.

Loss on Assets and Equity

Loss on average assets for the second quarter of 2011 was 1.08%, compared to 3.12% for the second quarter of 2010. Loss on average equity was 13.27% for the second quarter of 2011, compared to 32.14% loss for the same period in 2010. Book value per common share at June 30, 2011 was $9.81, compared to $15.27 at June 30, 2010.

Six Month Period Results

Net Loss

Net loss was $1.9 million for the six month period ended June 30, 2011, an improvement of $7.8 million, or 80.6%, compared to the net loss of $9.7 million for the six month period ended June 30, 2010. The net loss available to common shareholders was $2.8 million for the six month period ended June 30, 2011, an improvement of $7.8 million, or 73.7%, compared to the net loss available to common shareholders of $10.6 million for the same period of 2010. Diluted loss per share for the six month period in 2011 was $0.73, an improvement of $2.09 compared to the diluted loss per share of $2.82 for the same period in 2010. The decrease in the net loss for the six month period in 2011 was due to a $5.7 million decrease in the provision for income taxes between the periods due primarily to a deferred tax asset valuation reserve that was established during the second quarter of 2010 and also because of a $5.5 million decrease in the loan loss provision between the periods. These decreases in expense were partially offset by a $1.6 million decrease in net interest income due primarily to the decrease in interest earning assets between the periods and a $2.2 million increase in other expenses and losses related to other real estate owned.

Net Interest Income

Net interest income was $14.4 million for the first six months of 2011, a decrease of $1.6 million, or 9.4%, from $16.0 million for the same period in 2010. Interest income was $20.8 million for the six month period ended June 30, 2011, a decrease of $4.7 million, or 18.5%, from $25.5 million for the same six month period in 2010. Interest income decreased between the periods primarily because of a $145 million decrease in the average interest-earning assets and also because of a decrease in average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 5.11% for the first six months of 2011, a decrease of 22 basis points from the 5.33% average yield for the first six months of 2010 due to the continued low interest rate environment that existed during the first six months of 2011.

Interest expense was $6.3 million for the first six months of 2011, a decrease of $3.2 million, or 33.7%, compared to $9.5 million for the first six months of 2010. Interest expense decreased primarily because of the $127 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding borrowings and brokered certificates of deposits between the periods. The decrease in borrowings and brokered deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered certificates of deposits. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the low interest rate environment that continued to exist during the first six months of 2011. The average interest rate paid on interest-bearing liabilities was 1.62% for the first six months of 2011, a decrease of 48 basis points from the 2.10% average interest rate paid in the first six months of 2010. Net interest margin (net interest income divided by average interest earning assets) for the first six months of 2011 was 3.55%, an increase of 21 basis points, compared to 3.34% for the first six months of 2010.

Provision for Loan Losses

The provision for loan losses was $5.4 million for the first six months of 2011, a decrease of $5.5 million, or 50.3%, from $10.9 million for the same six month period in 2010. The decrease was primarily the result of the stabilizing values of the real estate collateral supporting commercial real estate loans, which resulted in fewer write downs on loans classified as non-performing in the first six months of 2011 compared to the same period in 2010. Total non-performing assets were $65.0 million at June 30, 2011, a decrease of $19.5 million, or 23.1%, from $84.5 million at December 31, 2010. Non-performing loans decreased $25.0 million and foreclosed and repossessed assets increased $5.5 million during the first six months of 2011. The non-performing loan and foreclosed and repossessed asset activity for the first six months of 2011 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
December 31, 2010	$68,074	December 31, 2010	$16,395
Classified as non-performing	11,613	Transferred from non-performing loans	8,231
Charge offs	(21,271)	Other foreclosures/repossessions	28
Principal payments received	(2,146)	Write downs	(305)
Classified as accruing	(4,953)	Real estate sold	(2,472)
Transferred to real estate owned	(8,231)	Net loss on sale of assets	(6)
June 30, 2011	$43,086	June 30, 2011	$21,871

The decrease in non-performing loans during the first six months of 2011 relates primarily to loans that were charged off. Of the $21.3 million in charge offs recorded during the first six months of 2011, $6.2 million related to two bank stock loans, $2.7 million was on an alternative fuel plant and $11.2 million related to six development loans.

A reconciliation of the Company’s allowance for loan losses for the six month periods ended June 30, 2011 and June 30, 2010 is summarized as follows:

(Dollars in thousands)	2011	2010
Balance at January 1,	$42,828	$23,811
Provision	5,409	10,893
Charge offs:
One-to-four family	(419)	(168)
Consumer	(86)	(390)
Commercial business	(8,557)	(4,742)
Commercial real estate	(12,209)	(3,478)
Recoveries	798	101
Balance at June 30,	$27,764	$26,027

Non-Interest Income and Expense

Non-interest income was $3.4 million for the first six months of 2010, the same as for the first six months of 2010. Fees and service charges increased $87,000 between the periods primarily because of an increase in debit card income and overdraft fees. Gains on sales of loans increased $15,000 between the periods due to an increase in the gains recognized on the sale of commercial government guaranteed loans that was partially offset by a decrease in the gain recognized on the sale of single family loans due to a decrease in single family loan originations between the periods. Loan servicing fees decreased $42,000 between the periods primarily because of a decrease in the number of commercial loans that are being serviced for others. Other non-interest income decreased $40,000 primarily because of a decrease in rental income on real estate owned.

Non-interest expense was $14.3 million for the first six months of 2011, an increase of $2.0 million, or 15.7%, from $12.3 million for the same period of 2010. Non-interest expense increased $918,000 because of a $190,000 loss recognized on real estate owned in the first six months of 2011 compared to a $728,000 gain recognized on real estate owned in the first six months of 2010. Other non-interest expense increased $1.3 million because of increased real estate taxes and legal fees related to other real estate owned. Compensation and benefits increased $212,000 between the periods primarily because of increased personnel in the commercial loan recovery area. Deposit insurance costs decreased $225,000 between the periods primarily because of a decrease in brokered deposits. Occupancy expense decreased $210,000 between the periods primarily because of a decrease in depreciation expense.

Income tax expense was $0 for the first six months of 2011, a decrease of $5.7 million from $5.7 million for the same period of 2010. In the second quarter of 2010, income taxes were increased $8.5 million as a result of recording a deferred tax asset valuation reserve, which was partially offset by a $1.2 million tax benefit recorded as a result of a favorable Minnesota Supreme Court tax ruling during that quarter. The Company continues to maintain a valuation reserve against the entire deferred tax asset balance at June 30, 2011. Since the valuation reserve is established against the entire deferred tax asset balance, no income tax expense or benefit was recorded for the first six months of 2011 and the taxes on the change in the fair market value of the available for sale investment portfolio are recorded as an adjustment to other comprehensive income.

Net Loss Available to Common Shareholders

The net loss available to common shareholders was $2.8 million for the first six months of 2011, a decreased loss of $7.8 million from the $10.6 million net loss available to common shareholders in the first six months of 2010. The net loss available to common shareholders decreased primarily because of the change in the net loss between the periods. The Company deferred the February 15, 2011 and May 15, 2011 cash dividend payments on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The deferred dividend payments were accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income (loss) available to common shareholders for financial statement purposes.

Loss on Assets and Equity

Loss on average assets for the six month period ended June 30, 2011 was 0.44%, compared to 1.92% loss for the same period in 2010. Loss on average equity was 5.42% for the six month period ended in 2011, compared to 19.75% loss for the same period in 2010.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eleven full service offices in Minnesota located in Albert Lea, Austin, Eagan, Edina, La Crescent, Rochester, Spring Valley and Winona, Minnesota and two full service offices located in Marshalltown and Toledo, Iowa. Home Federal Private Banking operates branches in Rochester, Minnesota. Home Federal Savings Bank also operates a loan origination office in Sartell, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding reducing non-performing assets, reducing loan concentrations, increasing core deposit relationships, reducing expenses, and generating improved financial results. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, federal and state regulation and enforcement, including restrictions set forth in the supervisory agreements between each of the Company and Bank and the Office of Thrift Supervision, possible legislative and regulatory changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$26,724	20,981
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $25,410 and $32,036)	26,780	33,506
Other marketable securities
(amortized cost $107,616 and $118,631)	107,467	118,058
	134,247	151,564

Loans held for sale	1,075	2,728
Loans receivable, net	601,787	664,241
Accrued interest receivable	2,932	3,311
Real estate, net	21,868	16,382
Federal Home Loan Bank stock, at cost	5,574	6,743
Mortgage servicing rights, net	1,520	1,586
Premises and equipment, net	8,925	9,450
Prepaid expenses and other assets	2,722	3,632
Deferred tax asset, net	0	0
Total assets	$807,374	880,618

Liabilities and Stockholders’ Equity
Deposits	$647,115	683,230
Federal Home Loan Bank advances and Federal Reserve borrowings	85,000	122,500
Accrued interest payable	898	1,092
Customer escrows	730	818
Accrued expenses and other liabilities	6,060	3,431
Total liabilities	739,803	811,071
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
authorized 500,000 shares; issued shares 26,000	24,517	24,264
Common stock ($.01 par value):
authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	53,607	56,420
Retained earnings, subject to certain restrictions	53,313	55,838
Accumulated other comprehensive income	865	541
Unearned employee stock ownership plan shares	(3,287)	(3,384)
Treasury stock, at cost 4,740,711 and 4,818,263 shares	(61,535)	(64,223)
Total stockholders’ equity	67,571	69,547
Total liabilities and stockholders’ equity	$807,374	880,618

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Loss
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2011	2010	2011	2010
Interest income:
Loans receivable	$9,301	11,461	19,204	23,220
Securities available for sale:
Mortgage-backed and related	290	479	614	1,014
Other marketable	407	591	824	1,163
Cash equivalents	2	1	3	2
Other	45	37	114	74
Total interest income	10,045	12,569	20,759	25,473

Interest expense:
Deposits	1,806	3,038	3,746	6,459
Federal Home Loan Bank advances	1,240	1,542	2,569	3,064
Total interest expense	3,046	4,580	6,315	9,523
Net interest income	6,999	7,989	14,444	15,950
Provision for loan losses	3,463	4,360	5,409	10,893
Net interest income after provision for loan losses	3,536	3,629	9,035	5,057

Non-interest income:
Fees and service charges	925	920	1,849	1,762
Mortgage servicing fees	250	274	500	542
Gains on sales of loans	301	467	796	781
Other	113	120	230	270
Total non-interest income	1,589	1,781	3,375	3,355

Non-interest expense:
Compensation and benefits	3,512	3,411	7,072	6,860
Loss (gain) on real estate owned	143	33	190	(728)
Occupancy	916	1,035	1,856	2,066
Deposit insurance	407	519	811	1,036
Data processing	305	298	558	574
Other	2,209	1,034	3,797	2,539
Total non-interest expense	7,492	6,330	14,284	12,347
Loss before income tax expense (benefit)	(2,367)	(920)	(1,874)	(3,935)
Income tax expense (benefit)	(76)	6,912	0	5,744
Net loss	(2,291)	(7,832)	(1,874)	(9,679)
Preferred stock dividends and discount	457	448	906	888
Net loss available to common shareholders	$(2,748)	(8,280)	(2,780)	(10,567)
Basic loss per common share	$(0.72)	(2.20)	(0.73)	(2.82)
Diluted loss per common share	$(0.72)	(2.20)	(0.73)	(2.82)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

	Three Months Ended		Six Months Ended
SELECTED FINANCIAL DATA:	June 30,		June 30,
(Dollars in thousands, except per share data)	2011	2010	2011	2010

I. OPERATING DATA:
Interest income	$10,045	12,569	20,759	25,473
Interest expense	3,046	4,580	6,315	9,523
Net interest income	6,999	7,989	14,444	15,950

II. AVERAGE BALANCES:
Assets (1)	847,847	1,007,860	860,431	1,018,747
Loans receivable, net	612,995	756,736	631,727	772,769
Securities available for sale (1)	153,600	165,887	151,774	162,840
Interest-earning assets (1)	805,678	952,222	819,397	964,245
Interest-bearing liabilities	774,159	903,719	786,758	913,612
Equity (1)	69,288	97,751	69,779	98,832

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	(1.08)%	(3.12)%	(0.44)%	(1.92)%
Interest rate spread information:
Average during period	3.42	3.26	3.49	3.23
End of period	3.71	3.16	3.71	3.16
Net interest margin	3.48	3.37	3.55	3.34
Ratio of operating expense to average total assets (annualized)	3.54	2.52	3.35	2.44
Return on average equity (annualized)	(13.27)	(32.14)	(5.42)	(19.75)
Efficiency	87.25	64.78	80.17	63.96

	June 30,	December 31,	June 30,
	2011	2010	2010
IV. ASSET QUALITY:
Total non-performing assets	64,957	84,469	71,144
Non-performing assets to total assets	8.05%	9.59%	7.30%
Non-performing loans to total loans receivable, net	7.16%	10.25%	7.99%
Allowance for loan losses	27,764	42,828	26,027
Allowance for loan losses to total assets	3.44%	4.86%	2.67%
Allowance for loan losses to total loans receivable, net	4.61	6.45	3.50
Allowance for loan losses to non-performing loans	64.44	62.91	43.73

V. BOOK VALUE PER SHARE:
Book value per share	9.81	10.51	15.27

	Six Months Ended June 30, 2011	Year Ended Dec 31, 2010	Six Months Ended June 30, 2010
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	8.37%	7.90%	9.21%
Average stockholders’ equity to average assets (1)	8.11	9.40	9.70
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	104.15	105.67	105.54
Tier 1 or core capital	8.13	7.60	8.76
Risk-based capital to risk-weighted assets	11.78	10.97	12.43

	June 30,	December 31,	June 30,
	2011	2010	2010
VII. EMPLOYEE DATA:
Number of full time equivalent employees	217	212	214

(1) Average balances were calculated based upon amortized cost without the market value impact of ASC 320 (formerly SFAS 115)

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, 507-252-7169
President